                                                                   Exhibit 99.1

                                                           For Information
                                                           ---------------
                                                           Mark A. Hellerstein
                                                           Robert T. Hanley
                                                           303-861-8140

                 ST. MARY STOCK REPURCHASE PROGRAM RE-INITIATED

DENVER, August 23, 2004 - St. Mary Land & Exploration Company has announced that its Board of Directors has authorized the re-initiation of St. Mary's stock repurchase program. The Board has also authorized an increase in the number of shares that may be repurchased to up to a total of 3,000,000 shares. Since
990,100 shares remain from the original authorization in August 1998, the Board effectively increased the number of authorized shares for repurchase by approximately 2,000,000 shares. Prior to the re-initiation of the program, St.
Mary had not made any repurchases under the program since 2001. As of August 2,
2004, St. Mary had 29,662,666 shares of common stock outstanding.

The shares may be repurchased from time to time in open market transactions or privately negotiated transactions, subject to market conditions and other factors, including certain provisions of St. Mary's existing bank credit facility agreement and compliance with securities laws. Stock repurchases are expected to be funded with existing cash balances, internal cash flow and borrowings under St. Mary's bank credit facility. The stock repurchase program may be suspended or discontinued at any time.

Mark Hellerstein, Chairman, President and CEO, commented, "Because of our strong cash position we are able to re-initiate and increase the authorized level of the stock repurchase program, which reflects our commitment to increasing stockholder value and our confidence in the value of an investment in our shares at current prices."

This release contains forward looking statements within the meaning of securities laws. The words "anticipate," "intend," and "expect" and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause St. Mary's actual results to differ materially from results expressed or implied by the forward looking statements. These risks include such factors as the effect of market conditions and liquidity and capital resources on the stock repurchase program, relative increases in the yield which could be obtained from alternative investments of the funds that otherwise may be used to repurchase stock, an increased need for cash reserves beyond the levels presently anticipated, volatility and levels of oil and natural gas prices, production rates and reserve replacement, uncertainties in cash flow, the availability of economically attractive exploration and development and property acquisition opportunities and any necessary financing, and other such matters discussed in the "Risk Factors" section of St. Mary's 2003 Annual Report on Form 10-K filed with the SEC. Although St. Mary may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

                                    PR-04-11
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